Exhibit 3.1

CERTIFICATE OF FORMATION

OF

SFS AUTO FUNDING, LLC

1.)	The name of the limited liability company (the “LLC”) is:

SFS Auto Funding, LLC

2.)

The address of the registered office of the Company in the State of Delaware is c/o The Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The name of the registered agent of the LLC at such address is The Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 11th day of January, 2023.

By:	/s/ Adam Davies
Name:	Adam Davies
Title:	Authorized Person